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                                                                     Exhibit 3.3

                           CERTIFICATE OF AMENDMENT OF
                            ARTICLES OF INCORPORATION

                                       OF

                     AMERICAN PACIFIC TECHNOLOGY CORPORATION


Allen Yue and Eric Gravell certify that:

1. They are all of the sole directors of American Pacific Technology Corporation, a California corporation.

2. The Board of Directors of American Pacific Technology Corporation has approved the following Amendment to the Articles of Incorporation of said corporation:

Article IV of the Articles of Incorporation is amended to read in its entirety as follows:

                                      "IV.

          This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 2,000,000."

3. The Amendment was approved by the required vote of the shareholders, in accordance with Corporations Code Section 902. The total number of outstanding shares entitled to vote on this Amendment was 1,000. The favorable vote of a simple majority of the shares is required to approve the Amendment. The number of shares voting in favor of the Amendment was 1,000, a unanimous vote.

                  This Amendment will become effective upon the date of the filing of this Certificate of Amendment.

4. We, the undersigned, and each of us, declare under penalty of perjury that the statements set forth in this Certificate are true and correct of our own knowledge and that this Declaration was executed on March 01, 1999, at San Francisco, California.

                                            /s/ Allen Yue
                                            --------------------


                                            /s/ Eric Gravell
                                            --------------------